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 FORM 3
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                                                       OMB APPROVAL
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                                             OMB Number:              3235-0104
                                             Expires:        September 30, 1998
                                             Estimated average burden
                                             hours per response.............0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Response)
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    HOISINGTON    ROBERT    E.                Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              IMPLANT SCIENCES CORPORATION       (Month/Day/Year)
     (Last)     (First)     (Middle)                                          (IMPLU) (2)
----------------------------------------         6/23/99 (1)             ----------------------------------
                                           ----------------------------  5. Relationship of Reporting        -----------------------
    c/o IMPLANT SCIENCES CORPORATION       3. IRS Identification            Person to Issuer                 7. Individual or Joint/
         107 AUDUBON ROAD, #5,                Number of Reporting           (Check all applicable)              Group Filing (Check
                                              Person, if an Entity         X   Director          10% Owner      applicable line)
----------------------------------------      (Voluntary)                -----            -----                X    Form filed by
               (Street)                    ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
   Wakefield   Massachusetts  01880                                                                          -----  More than One
     (City)      (State)      (Zip)                                      ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    COMMON STOCK                                      30,000                          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)

                                                   (Print or Type Responses)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:
(1) The date indicated is the effective date of the registration statement of the Issuer filed pursuant to Sections 12(b) and
    12(g) of the Securities Exchange Act of 1934.
(2) This is the trading symbol of the Issuer's units (each unit consisting of one share of common stock and one redeemable common stock purchase warrant) on the Nasdaq SmallCap Market, Inc. The Company will apply for the common stock and warrants to be separately listed on the Nasdaq SmallCap Market under the trading symbols "IMPL" and "IMPLW", respectively. The units, common stock and warrants are also separately listed on the Boston Stock Exchange under the trading symbols "IMXU", "IMX" and "IMXW", respectively.
                                                                                /s/ Robert E. Hoisington             June 23, 1999
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                  Robert E. Hoisington
Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                     (Print or Type Responses)                                           Page 2
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